EXHIBIT 99.1

Press Release
905 Southfield Drive
Plainfield, Indiana 46168

October 17, 2006

FOR IMMEDIATE RELEASE

LINCOLN BANCORP ANNOUNCES THIRD QUARTER EARNINGS

Lincoln Bancorp (NASDAQ: LNCB) (the “Company”), the holding company of Lincoln Bank (the “Bank”), announced today that net income for the third quarter ended September 30, 2006 was $840,000 or $.17 basic earnings per share and $.16 diluted earnings per share. This compared to net income of $1,215,000 for the third quarter of 2005 or $.24 for both basic and diluted income per share.

Net income for the nine-month period ended September 30, 2006 was $2,405,000 or $.48 basic earnings per share and $.47 diluted earnings per share. Net income for the nine-month period ended September 30, 2005 was $555,000, or $.11 for both basic and diluted earnings per share. The Company incurred a net loss for the second quarter of 2005 of $1,639,000, or $.33 for both the basic and diluted loss per share resulting in lower than normal net income for the nine-months ended September 30, 2005.

Assets totaled $890.0 million at September 30, 2006, an increase from December 31, 2005 of $45.5 million. The majority of increase in assets occurred in total loans (including loans held for sale) up $37.8 million and investment securities available for sale, up $9.4 million. Key loan growth was experienced in commercial loans, up $19.2 million and residential mortgages, up $18.4 million.

Total deposits were $676.8 million at September 30, 2006, an increase of $76.2 million from the $600.6 million at December 31, 2005. Growth was experienced in all categories of deposits except interest bearing demand deposits which declined by $8.4 million. The largest growth occurred in certificates of deposit, up $48.2 million; savings accounts, up $20.3 million; and, money market deposits, up $16.2 million. Many accounts have been migrating to the premium rate accounts that we introduced as a result of high competitive pricing in the market. Borrowings declined by $33.4 million from year end 2005 to $103.7 million at September 30, 2006, primarily as a result of the Federal Home Loan Bank exercising its option to convert the borrowing rate. As a result of deposit growth mentioned above, the Bank elected to pay off these borrowings.

Net interest income for the third quarter of 2006 was $5,530,000 compared to $5,861,000 for the same period in 2005. Net interest margin was 2.70% for the three-month period ended September 30, 2006 compared to 3.09% for the same period in 2005. The average yield on earning assets increased 51 basis points in the third quarter 2006 compared to the same period in 2005 and the average cost of interest-bearing liabilities increased 99 basis points for the same period. This decreased the interest rate spread from 2.71% at September 30, 2005 to 2.23% at September 30, 2006, or 48 basis points. Spread and margin have declined due to the challenge of an inverted yield curve, competitive pressure in acquiring quality commercial loan growth and the high cost of deposits in our markets.

Net interest income year-to-date through September 30, 2006 was $16,850,000 compared to $17,077,000. Net interest margin declined from 3.00% for the nine months ended September 30, 2005 to 2.77% for the same period in 2006. This decline is also the result of those issues discussed above.

The Bank’s provision for loan losses for the third quarter of 2006 was $120,000 compared to $145,000 for the same period in 2005. Nonperforming loans to total loans at September 30, 2006 decreased to .45% from .59% at December 31, 2005. Nonperforming assets to total assets were .36% at September 30, 2006 compared to ..45% at December 31, 2005. The allowance for loan losses as a percent of loans was .96% at September 30, 2006 compared to .97% at December 31, 2005. During the third quarter of 2006, the Bank incurred $17,000 in net charged off loans. The provision for the nine months ended September 30, 2006 was $622,000 compared to $2,074,000 for the same period in 2005. The large provision in 2005 was the result of $1,550,000 of allowance established on a deteriorated credit during the second quarter of 2005.

Other income for the three months ended September 30, 2006 was $1,426,000 compared to $1,586,000 for the same quarter of 2005. The decrease of $160,000 compared to 2005 in other income was primarily the result of $248,000 of gain on the sale of available-for-sale securities compared to no gains or losses during the same period of 2006.

Other income for the nine months ended September 30, 2006 was $3,929,000 compared to $3,885,000 for the same period during 2005. The most notable differences between the 2006 and 2005 periods were attributable to changes in net gains on sales of loans, down $270,000 for 2006 compared to 2005 while point of sale income and other income were up $108,000 and $164,000, respectively, during 2006 as compared to 2005. The decline in net gains on sale of loans was due to a change in policy in late 2005 and early 2006 that reduced the amount of residential real estate loans sold in 2006. The increase in point of sale income was the result of increased usage by cardholders and the increased numbers of accounts. The increase in other income was the result of a $113,000 increase in ATM fees and $67,000 of loan fee income.

Other expenses were $5,729,000 for the three months ended September 30, 2006 compared to $5,493,000 for the same three months of 2005. This was an increase of $236,000. The primary reasons for increase in expenses were an increase of $379,000 in salaries and employee benefits and a decrease of $237,000 in other expenses. Salaries and benefits increased as a result of normal salary increases; an additional six full time equivalent employees; commission increases of $116,000; and, increased health benefits costs of $89,000.

Other expenses for the nine months ended September 30, 2006 were $17,019,000 compared to $18,680,000 during the same period of 2005, a decrease of $1,661,000. During the second quarter of 2005 the Bank incurred a $1,622,000 prepayment fee on Federal Home Loan Bank advances. Salaries and benefits increased $491,000 in 2006 as compared to the nine months in 2005 while other expenses decreased by $585,000. Salary and benefit cost increases in 2006 were led by health benefits cost increases of $310,000 over the same period in 2005. Other expenses decreased in 2006 primarily as a result of $136,000 less amortization of mortgage servicing rights; $130,000 less office supplies; and $101,000 less other real estate expense.

The book value of Lincoln Bancorp common stock was $18.69 per share at September 30, 2006 compared to $18.55 at December 31, 2005.

Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville and Trafalgar.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

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For additional information, contact:

Jerry R. Engle, President / CEO
Lincoln Bancorp
317-839-6539

LINCOLN BANCORP
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)
			September 30 2006	December 31 2005
Balance Sheet Data:
Total assets			$889,988	$844,454
Loans, net (including loans held for sale)			632,764	594,974
Cash and cash equivalents			16,277	16,736
Investment securities available for sale			160,929	151,565
Deposits			676,842	600,572
Securities sold under repurchase agreements			15,234	10,064
Borrowings			88,462	127,072
Stockholders' equity			100,574	99,940

Book value per common share			$18.69	$18.55
Shares outstanding			5,381,328	5,386,153
Equity to assets			11.30%	11.83%
Non-performing assets to total assets			0.36%	0.45%
Non-performing loans to total loans			0.45%	0.59%
Allowance for loan losses to total loans			0.96%	0.97%

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Operating Data:
Interest Income:
Loans	$10,831	$9,615	$30,934	$27,699
Investment securities	2,130	1,226	6,189	3,634
Deposits with financial institutions and federal funds sold	57	186	401	420
Dividend income	94	127	370	349
Total interest income	13,112	11,154	37,894	32,102
Interest Expense:
Deposits	6,274	3,703	16,988	9,388
Borrowings	1,308	1,590	4,056	5,637
Total interest expense	7,582	5,293	21,044	15,025
Net Interest Income	5,530	5,861	16,850	17,077
Provision for loan losses	120	145	622	2,074
Net Interest Income After Provision for Loan Losses	5,410	5,716	16,228	15,003
Other Income:
Service charges on deposit accounts	558	554	1,600	1,536
Net gains on sales of loans	179	194	301	571
Net realized gains (losses) on sale of available for sale securities	-	248	4	(44)
Point of sale income	183	156	533	425
Loan servicing fees	81	99	257	308
Increase in cash value of life insurance	168	166	495	514
Other	257	169	739	575
Total other income	1,426	1,586	3,929	3,885
Other Expenses:
Salaries and employee benefits	2,947	2,568	8,593	8,102
Net occupancy expenses	492	499	1,518	1,434
Equipment expenses	369	324	1,125	1,106
Data processing expense	539	597	1,737	1,829
Professional fees	268	198	704	594
Advertising and business development	257	186	596	574
Core deposit intangible amortization	146	173	470	558
Prepayment fees on Federal Home Loan Bank advances	-	-	-	1,622
Other	711	948	2,276	2,861
Total other expenses	5,729	5,493	17,019	18,680
Income before income taxes	1,107	1,809	3,138	208
Income taxes	267	594	733	(347)
Net income	$840	$1,215	$2,405	$555

Basic earnings per share	$0.17	$0.24	$0.48	$0.11
Diluted earnings per share	$0.16	$0.24	$0.47	$0.11

Other Data:
Interest rate spread	2.23%	2.71%	2.33%	2.67%
Net interest margin	2.70%	3.09%	2.77%	3.00%
Return on average assets	0.38%	0.59%	0.37%	0.09%
Return on average equity	3.36%	4.80%	3.20%	0.72%